Prudential * Financial Ann Hambly

Managing Director

Prudential Asset Resources

2200 Ross Avenue, Suite 4900E, Dallas TX 75201

Tel 214 777-4501 Fax 214 777-4556

Annual Statement of Compliance

To, (See the attached Distribution List)

Re: (Bank of America) Commercial Mortgage Pass-Through Certificates,

Series 2001-PBI

I, Ann Hambly, President and CEO of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as the Master Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated October 1, 2001 pertaining to the mortgage loans backing the above-referenced certificates, that

(i) a review of the activities of the Company as the Master Servicer under the Agreement during the preceding calendar year and of its performance under the Agreement has been made under my supervision;

(ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout such year; and

(iii) the Company has received no notice regarding the qualification or status as a REMIC of, or otherwise asserting a tax (other than ad valorem real property taxes or other similar taxes on REO Property) on the income or assets of, any portion of the Trust Fund from the Internal Revenue Service or from any other governmental agency or body.

Date: April 26, 2002

Ann Hambly

Ann Hambly